Exhibit (h)(12)

AMENDMENT NO. 7

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Series Fund, Inc.)

Thrivent Financial for Lutherans (“TFL”) and Thrivent Series Fund, Inc. (the “Corporation”) hereby agree that, with respect to the Administrative Services Agreement dated January 1, 2009, as amended, between TFL and the Corporation (the “Agreement”), effective January 1, 2019, the first sentence of Item 3 of the Agreement is amended to read as follows:

For receiving Services under this Agreement, whether such Services are provided by TFL, its affiliates or other vendors, the Corporation will pay TFL an annual fee (the “Fee”) equal to (a) 0.017 percent (0.017%) of each Fund’s average daily net assets (the “Variable Portion”), plus (b) a fixed fee of $90,000 per Fund.

THRIVENT SERIES FUND, INC.

By	/s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Gerard V. Vaillancourt
Gerard V. Vaillancourt
Vice President and Mutual Funds Chief Financial Officer